Exhibit 99.1

2008-11
Contact:                 R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON RECEIVES AWARD FOR 25 SUBSEA TREES FROM PETROBRAS

HOUSTON (June 25, 2008) -- Cameron (NYSE: CAM) has been awarded a contract worth approximately $100 million to supply subsea trees to Petrobras for use in their Campos Basin developments offshore Brazil.
Under the contract, Cameron will provide 25 subsea Christmas trees under Petrobras’ standard design, with the installation to be supported by previously supplied standard tools and associated equipment.  Initial delivery is slated to begin in the second quarter of 2009, with deliveries under this agreement to be completed by year-end.
Cameron President and Chief Executive Officer Jack B. Moore said, “We are pleased to continue in our role as one of Petrobras’ primary suppliers of equipment and systems.  One of the essential drivers for this order was our ability to ensure timely delivery of the equipment, made possible in part by our recent investment in capacity additions in Brazil, a key factor in our direct negotiations with Petrobras.”  Moore noted that the trees are not currently designated for a specific project, but will be allocated as needed to developments within the Campos Basin.  “We are also currently producing equipment for Petrobras under several other orders, and continue to support their efforts under our aftermarket agreement with them,” he said.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future revenues of the Company resulting from this contract made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ from those described in forward-looking statements.  These statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company.  Such factors include the Company’s ability to successfully manufacture and deliver, and Petrobras’ acceptance of, the subsea systems ordered.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.